EXHIBIT 23






CONSENT OF KPMG PEAT MARWICK LLP





Board of Directors
Johnson Worldwide Associates, Inc.:

          We consent to incorporation by reference in the Registration Statements (No. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899,
33-59325 and 33-61285) on Form S-8 of Johnson Worldwide Associates, Inc. of our report dated November 10, 1998, relating to the consolidated balance sheets of Johnson Worldwide Associates, Inc. and subsidiaries as of October 2, 1998 and
October 3, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended October 2, 1998, which report appears in the 1998 Annual Report on Form 10-K of Johnson Worldwide Associates, Inc.




                                                         KPMG Peat Marwick LLP
Milwaukee, Wisconsin
December 22, 1998